Exhibit 5.1



                [HAND ARENDALL, L.L.C. LETTERHEAD]




                      July 1, 1999



Sweet Water State Bancshares, Inc.
101 Main Street
Sweet Water, Alabama 36782-0128

               Re:  Merger of Sweet Water State Bancshares, Inc.
          ("Sweet Water") with and into South Alabama Bancorporation, Inc. ("South Alabama")

Gentlemen:

     We have represented South Alabama in connection with the proposed merger of Sweet Water with and into South Alabama (the "Merger"). In that connection, we have examined the following:

               1. The Agreement and Plan of Merger by and between South Alabama and Sweet Water, dated as of April 5, 1999 (the "Agreement");

               2.   The Articles of Incorporation and Bylaws of South Alabama;

               3. A resolution of the Board of Directors of South Alabama authorizing the necessary corporate actions to enable South Alabama to comply with the terms of the Agreement and to perform the matters contemplated thereby;

               4. South Alabama's registration statement under the Securities Act of 1933 filed on Securities and Exchange Commission Form S-4 (the "Registration Statement"); and

               5. Such other documents as we felt necessary to give this opinion.

     Based upon our examination of the foregoing, and assuming the Merger is consummated in accordance with the terms of the Agreement, we are of the opinion that, on the effective date of the Merger, the shares of common capital stock of South Alabama to be issued to Sweet Water shareholders will be duly authorized by South Alabama and, when issued, will be legally and validly issued and will be fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement. This opinion is being provided solely for the use of Sweet Water and the shareholders of Sweet Water. No other person or party shall be entitled to rely on this opinion.

                              Yours very truly,

                              HAND ARENDALL, L.L.C.



                              By:/s/R. Preston Bolt, Jr.
                                    A Member